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                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Talk.com Inc.
12020 Sunrise Valley Drive
Reston, Virginia 22091

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-3 (to be filed July 29, 1999) of our reports dated February 22, 1999, except for Note 8, which is as of March 26, 1999, relating to the consolidated financial statements and schedule of Talk.com Inc. and subsidiaries (the "Company") (formerly Tel-Save.com, Inc. and Subsidiaries) appearing in the Company's Annual Report on Form 10-K for year ended December 31, 1998.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

New York, New York
July  26, 1999